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                                                                    EXHIBIT 23.3




                      Consent of Salomon Smith Barney Inc.


We hereby consent to the (i) use of our opinion letter dated October 7, 1998, to the Board of Directors of Clear Channel Communications, Inc. (the "Company") included as Annex E to the Proxy Statement/Prospectus of the Company relating to the acquisition of Jacor Communications, Inc. by the Company and (ii) all references to Salomon Smith Barney Inc. in the sections captioned "The Merger -- Background of the Merger," "The Merger -- Clear Channel Reasons for the Merger; Recommendation of the Clear Channel Board" and "The Merger -- Opinion of Financial Advisors -- Opinion of Financial Advisor to Clear Channel" of the Proxy Statement/Prospectus which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for the purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                              Salomon Smith Barney Inc.



                                              By:   /s/ SALOMON SMITH BARNEY
                                                  -----------------------------


New York, New York

February 23, 1999